Exhibit 5.1
December 9, 2009
Western Gas Partners, LP
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Ladies and Gentlemen:
     We have acted as counsel to Western Gas Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the registration, pursuant to a Registration Statement on Form S-3, as amended (File No. 333-160000) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Partnership of up to 6,900,000 common units (including up to 900,000 units subject to the Underwriters’ (as defined below) overallotment option) representing limited partnership interests in the Partnership (the Units”) pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) dated December 4, 2009 among the Partnership, Western Gas Holdings, LLC, Western Gas Operating, LLC, WGR Operating, LP and Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (the “Underwriters”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
     We have examined originals or certified copies of such partnership records of the Partnership and other certificates and documents of officials of the Partnership, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. We have also assumed that, upon sale and delivery, valid book entry notations for the issuance of the Units in uncertificated form will have been duly made in the register of the Partnership. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Partnership, all of which we assume to be true, correct and complete.
     Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the Units have been issued and delivered in accordance with the Underwriting Agreement against payment in full of the consideration payable therefor as provided therein, the Units will have been duly authorized and

Western Gas Partners, LP
December 9, 2009

validly issued and will be fully paid (to the extent required under the partnership agreement of the Partnership) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Revised Uniform Limited Partnership Act of the State of Delaware (the “Delaware LP Act”)).
     The opinions and other matters in this letter are qualified in their entirety and subject to the following:
A.	We express no opinion as to the laws of any jurisdiction other than the Delaware LP Act. As used herein, the term “Delaware LP Act” includes the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

B.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Partnership or any other person or any other circumstance.
     We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Partnership with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name in the Preliminary Prospectus Supplement dated December 3, 2009 and the Final Prospectus Supplement dated December 4, 2009, forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,
/s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.